Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

CIBC World Markets Inc.

Brookfield Place

161 Bay Street, 5th Floor

Toronto, Ontario, Canada M5J 2S8

Attention: Debt Capital Markets

Telephone: +1 416 594 8341

Fax: +1 416 594 7760

Merrill Lynch Canada Inc.

181 Bay Street, Suite 400

Toronto, Ontario, Canada, M5J2V8

Attention: Debt Capital Markets

Telephone: +1 416 369 7400

Fax: +1 416 369 2004

RBC Dominion Securities Inc.

Royal Bank Plaza, 200 Bay Street

Toronto, Ontario, Canada M5J 2W7

Attention: Richard Van Nest, Managing Director, DCM, Syndication

Telephone: +1 416 842 6311

Fax: +1 416 842 6474